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Contact:  Gregory J. Rau
President and Chief Executive Officer
Minuteman International, Inc.
630/627-6900


                                                     FOR IMMEDIATE RELEASE

MINUTEMAN INTERNATIONAL DIRECTOR TYLL NECKER DIES;
HEADED HAKO-WERKE, COMPANY'S LARGEST SHAREHOLDER


ADDISON, IL, April 3, 2001 - Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment manufacturer, today announced the sudden death of Dr. h. c. Tyll Necker on March 29, 2001. Dr. Necker was a founding member of the Board of Directors for Minuteman International and served the company as a Director since June 1980.

Dr. Necker was a founder and for the past 20 years has been chief executive officer of Hako-Werke International GmbH of Bad Oldesloe, near Hamburg, Germany. Like Minuteman, Hako-Werke is engaged in the manufacture and distribution of industrial cleaning equipment.

Hako-Werke is the beneficial holder of nearly 70 percent of Minuteman's outstanding common stock. Prior to April 1994, Minuteman International, Inc. was known as Hako Minuteman, Inc.

Gregory J. Rau, president and chief executive officer of Minuteman, said, "Dr. Necker's warm personality, his many important contributions and his insightful advice will always be appreciated by everyone connected with the Minuteman family."

Dr. Necker, 71, was born in Berlin in 1930. He had been involved with the Hako Group for 45 years. He was often in demand as a guest speaker and renowned for his thoughts on cultural, economic and political topics. He was president of the Confederation of German Industry (BDI) during German Reunification, a member of the (German) Business Hall of Fame, and one of the four vice presidents of the Max Planck Society, the leading association of German scientists named for the 1918 Nobel laureate in physics and the father of quantum theory.

"Tyll Necker's expertise and vision will be greatly missed," Rau said, "and we will respectfully use his philosophical and economic tenets to guide us in the years ahead."


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Minuteman International, Inc., headquartered in the Chicago suburb of Addison,
Illinois, is a full-line manufacturer of Minuteman and PowerBoss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label. The corporation has dealers in more than 40 countries. More information can be found on the company's Web site at WWW.MINUTEMANINTL.COM

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY BELIEVES THAT FORWARD-LOOKING STATEMENTS MADE BY IT ARE BASED UPON REASONABLE EXPECTATIONS. HOWEVER, NO ASSURANCES CAN BE GIVEN THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE CONTAINED IN SUCH FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS IS CONTAINED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING ITS ANNUAL 10-K, PROXY STATEMENT AND QUARTERLY 10-Q FILINGS, COPIES OF WHICH ARE AVAILABLE FROM THE COMPANY WITHOUT CHARGE.

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